Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

EXHIBIT 16.1

June 30, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
United States

Ladies and Gentlemen:

We are the former independent accountants for Magenta Media (US) Inc., a Nevada corporation (the “Company”). We have been furnished with a copy of the Company’s response to Item 4.01 of Form 8-K disclosing our resignation as independent public accountants of the Company. We confirm our agreement with the statements made in response to that item insofar as they relate to our firm.

Very truly yours,

“Staley, Okada & Partners”

Staley, Okada & Partners
CHARTERED ACCOUNTANTS